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                                Exhibit (9)(f)

                             Amended and Restated
                      Fidelity Bond Allocation Agreement
                                     Among
                             Rydex Series Trust,
                            PADCO Advisors, Inc.,
                  The Rydex Advisor Variable Annuity Account,
                           PADCO Advisors II, Inc.,
                         PADCO Service Company, Inc.,
                                     and
                    The PADCO 401(k) and Profit Sharing Plan
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                             AMENDED AND RESTATED
                             ALLOCATION AGREEMENT

             THIS ALLOCATION AGREEMENT (the "Agreement"), is made as of this 23rd day of June, 1997, by and among:

             RYDEX SERIES TRUST (the "Trust"), a registered investment company organized as a Delaware business trust on March 9, 1993, with its principal place of business at 6116 Executive Boulevard, Suite 400, Rockville, Maryland 20852, on behalf of the Trust and the Trust's series of THE NOVA FUND, THE URSA FUND, THE RYDEX OTC FUND, THE RYDEX PRECIOUS METALS FUND, THE RYDEX U.S. GOVERNMENT BOND FUND, THE JUNO FUND, THE RYDEX U.S. GOVERNMENT MONEY MARKET FUND, THE RYDEX INSTITUTIONAL MONEY MARKET FUND, and THE RYDEX HIGH YIELD FUND, and all future registered investment companies which are named insureds under a joint fidelity bond, as described below, and for which PADCO Advisors, Inc. acts as investment adviser and for which PADCO Service Company, Inc. acts as transfer agent and shareholder servicing agent (the above-referenced entities hereinafter are collectively referred to as the "Rydex Funds");

             PADCO ADVISORS, INC. ("PADCO I"), a registered investment adviser incorporated under the laws of the State of Maryland on February 5, 1993, with its principal place of business at 6116 Executive Boulevard, Suite 400, Rockville, Maryland 20852;

             RYDEX ADVISOR VARIABLE ANNUITY ACCOUNT (the
             "Separate Account"), a registered investment company established as a managed separate account of Great American Reserve Insurance Company ("Great American Reserve") under the laws of the State of Texas on April 15, 1996, with its principal place of business at 11815 North Pennsylvania Street, Carmel, Indiana 46032, and with offices at 6116 Executive Boulevard, Rockville, Maryland 20852, on behalf of the Separate Account and the Separate Account's subaccounts of THE NOVA SUBACCOUNT, THE URSA SUBACCOUNT, THE OTC SUBACCOUNT, THE PRECIOUS METALS SUBACCOUNT, THE U.S. GOVERNMENT BOND SUBACCOUNT, THE JUNO SUBACCOUNT, THE MONEY MARKET I SUBACCOUNT, and THE MONEY MARKET II SUBACCOUNT, and all future registered investment companies which are named insureds under a joint fidelity bond as described below and for which PADCO Advisors II, Inc. acts as investment adviser and for which PADCO Service Company, Inc. acts as subaccount asset allocation administration servicer (the above-referenced subaccounts of the Separate Account

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             hereinafter are collectively referred to as the
             "Rydex Subaccounts");

             PADCO ADVISORS II, INC. ("PADCO II"), a registered investment adviser incorporated under the laws of the State of Maryland on July 5, 1994, with its principal place of business at 6116 Executive Boulevard, Rockville, Maryland 20852;

             PADCO SERVICE COMPANY, INC. (the "Servicer"), a registered transfer agent incorporated under the laws of the State of Maryland on October 6, 1993, with its principal place of business at 6116 Executive Boulevard, Rockville, Maryland 20852; and

             PADCO 401(k) & PROFIT SHARING PLAN (the "PADCO Plan"), an employee benefit welfare or pension benefit plan established effective January 1, 1994, subject to the supervision of the rules and regulations promulgated by the Secretary of the Department of Labor, that: (i) is a "qualified" retirement plan, under the provisions of the U.S. Internal Revenue Code of 1986, as amended; (ii) is designed to reward eligible employees of PADCO I, PADCO II, the Servicer, and PADCO Financial Services Company, Inc., with retirement benefits and to serve as a funding medium for the accumulation of assets;
             (iii) is administered by PADCO I; and (iv) has designated Albert P. Viragh, Jr., as the PADCO Plan trustee.

        This Agreement is entered into by the aforementioned parties (collectively, the "Joint Insureds") under the following circumstances:

                              W I T N E S S E T H

             WHEREAS, Section 17(g), "Transactions of Certain Affiliated Persons and Underwriters," of the Investment Company Act of 1940, as amended (the "1940 Act"), provides that the Securities and Exchange Commission (the "Commission") is authorized to require that officers and employees of registered investment companies be bonded against larceny and embezzlement, and the Commission, under Rule 17g-1, "Bonding of Officers and Employees of Registered Management Investment Companies," under the 1940 Act, has promulgated rules and regulations dealing with this subject;

             WHEREAS, the Trust, the Rydex Funds, PADCO I, the
        Separate Account, the Rydex Subaccounts, PADCO II, the
        Servicer, and the PADCO Plan are named or will be named as joint insureds under the terms of a certain bond or policy of

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        insurance which insures against larceny and embezzlement of officers and employees (the "Fidelity Bond"), a copy of which Fidelity Bond is attached hereto as Exhibit A;

             WHEREAS, the trustees of the Trust (the "Trustees"), including each of the Trustees who is not an "interested person" of the Trust, as that term is defined in Section 2(a)(19) of the 1940 Act (the "Independent Trustees"), and the managers of the Separate Account (the "Managers"), including each of the Managers who is not an "interested person" of the Separate Account (the "Independent Managers"), as that term is defined in Section 2(a)(19) of the 1940 Act, have considered all relevant factors, including, but not limited to, the number of the parties named as "joint insureds" under the joint Fidelity Bond, the nature of the business activities of such Joint Insureds, the amount of the joint insured bond, the amount of the premium for such bond, and the ratable allocation of the premium among all parties named as insureds under the joint Fidelity Bond, and have determined that the share of the premium allocated to each of the Rydex Funds and to each of the Rydex Subaccounts is less than the premium each such Rydex Fund and each such Rydex Subaccount, respectively, would have had to pay if each such Rydex Fund and each such Rydex Subaccount had provided and maintained a single insured bond, as required pursuant to paragraph (e) of Rule 17g-1, and also have determined that it would be in the best interests of
        (i) the Trust and the Rydex Funds and (ii) the Separate Account and the Rydex Subaccounts for (i) the Trust and the Rydex Funds and (ii) the Separate Account and the Rydex Subaccounts, respectively, to be included as covered joint insureds under the joint insured Fidelity Bond, pursuant to the requirements of Rule 17g-1 under the 1940 Act;

             WHEREAS, the Trustees of the Trust, including each of the Independent Trustees, and the Managers, including each of the Independent Managers, has given due consideration to all factors relevant to the form, amount, and apportionment of premiums and recoveries on such joint insured Fidelity Bond and such Managers have approved the term and amount of the Fidelity Bond, the portions of the premium payable by each of the Rydex Funds, the Rydex Subaccounts, PADCO I, PADCO II, the Servicer, and the PADCO Plan, and the manner in which recovery of said Fidelity Bond, if any, shall be shared by and among the parties hereto as set forth; and

             WHEREAS, the Trust, the Rydex Funds, PADCO I, the
        Separate Account, the Rydex Subaccounts, PADCO II, the
        Servicer, and the PADCO Plan now desire to enter into the agreement required by Rule 17g-l(f) under the 1940 Act to establish the manner in which recovery on said Fidelity Bond, if any, shall be shared.


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             NOW, THEREFORE, IT IS HEREBY AGREED by and among the
             parties as follows:

             1.   Payment of Premiums

             PADCO I shall pay twelve percent (12%), PADCO II shall pay three percent (3%), the Servicer shall pay three percent (3%), and the Rydex Funds and the Rydex Subaccounts shall pay eighty percent (80%) of the premium payable under the Fidelity Bond; and PADCO I also shall pay an additional two percent (2%) of the premium payable under the Fidelity Bond, which portion of this premium is attributable to the PADCO Plan, which is administered by PADCO I. Each of the Rydex Funds and the Rydex Subaccounts shall pay that percentage of said amount of the premium due under the Fidelity Bond which is derived by a fraction, (i) the denominator of which is the total net assets of all the Rydex Funds and Rydex Subaccounts combined, and (ii) the numerator of which is the total net assets of each such Rydex Fund or each such Rydex Subaccount individually.

             Each of the Rydex Funds, PADCO I, each of the Rydex Subaccounts, PADCO II, the Servicer, and the PADCO Plan, agree that the appropriateness of the allocation of said premium will be determined jointly by PADCO I and PADCO II (collectively, the "Advisors") on a monthly basis, subject to approval by both the Trustees and the Managers of both the Fidelity Bond and this Allocation Agreement no less often than annually.

             2.   Allocation of Recoveries

             (a) If more than one of the parties hereto is damaged in a single loss for which recovery is received under the Fidelity Bond, each such party shall receive that portion of the recovery which represents the loss sustained by that party, unless the recovery is inadequate to indemnify fully such party sustaining a loss.

             (b) If the recovery is inadequate to indemnify fully each such party sustaining a loss, then the recovery shall be allocated among such parties as follows:

                  (i) Each such party sustaining a loss shall be allocated an amount equal to the lesser of that party's actual loss or the minimum amount of bond which would be required to be maintained by such party under a single insured bond (determined as of the time of the loss) in accordance with the provisions of Rule 17g-l(d)(1) under the 1940 Act.

                  (ii) The remaining portion of the proceeds shall be allocated to each such party sustaining a loss not fully

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        covered by the allocation under subparagraph 2(b)(i), above, in the proportion that each such party's last payment of premium bears to the sum of the last such premium payments of all such parties. If such allocation would result in any party which had sustained a loss receiving a portion of the recovery in excess of the loss actually sustained, such excess portion shall be allocated among the other parties whose losses would not be fully indemnified. The allocation shall bear the same proportion as each such party's last payment of premium bears to the sum of the last premium payments of all parties entitled to receive a share of the excess. Any allocation in excess of a loss actually sustained by any such party shall be reallocated in the same manner.

             3.   Obligation to Maintain Minimum Coverage

             (a) Each of the Rydex Funds and each of the Rydex Subaccounts represents and warrants to each of the other parties hereto that the minimum amount of coverage required of each such Rydex Fund and each such Rydex Subaccount, respectively, shall be determined as of the date hereof pursuant to the schedule set forth in paragraph (d)(1) of Rule 17g-1 under the 1940 Act. The parties hereto agree that the Advisors will determine jointly, no less than at the end of each calendar quarter, the minimum amount of coverage which would be required of each of the Rydex Funds and each of the Rydex Subaccounts by Rule 17g-1(d)(1) if a determination with respect to the adequacy of the coverage were currently being made.

             (b) In the event that the total amount of the minimum coverages thus determined exceeds the amount of coverage of the then-effective Fidelity Bond, the Trustees and the Managers will be notified and will determine whether it is necessary or appropriate to increase the total amount of coverage of the Fidelity Bond to an amount not less than the total amount of such minimums, or to secure such excess coverage for one or more of the parties hereto, which, when added to the total coverage of the Fidelity Bond, will equal an amount of such minimums.

             (c) Unless either or both the Trust and the Separate Account elects to terminate this Agreement (pursuant to Paragraph 4, below) and the Trust's and the Separate Account's respective participation in a joint-insured bond, each Rydex Fund and each Rydex Subaccount agrees to pay the Rydex Fund's and the Rydex Subaccount's respective fair portion of the new or additional premium (taking into account all of the then-existing circumstances).

             4.   Prior Agreements; Termination


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             This Agreement shall supersede all prior agreements
        relating to an allocation of premium on any joint insured bond and shall apply to the present Fidelity Bond coverage and any renewal or replacement thereof. This Agreement shall continue until terminated by any party hereto upon the giving of not less than sixty (60) days notice to the other parties hereto in writing.

             5.   Law Governing

             This Agreement is governed by the laws of the State of Maryland (without reference to such state's conflict of law rules).

             6.   Counterparts

             This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.



             7.   Amendment, Modification, and Waiver

             No term or provision of this Agreement may be amended, modified, or waived without the affirmative vote or action by written consent of each of the parties hereto.

             IN WITNESS WHEREOF, the parties hereto have caused these presents to be duly executed by their duly-authorized officers as of the date first above written.

        ATTEST:                       RYDEX SERIES TRUST


        By:/s/ Robert M. Steele       By:/s/ Albert P. Viragh, Jr.
           Robert M. Steele                Albert P. Viragh, Jr.
           Vice President                  President


        ATTEST: RYDEX SERIES TRUST on behalf of the RYDEX FUNDS of RYDEX SERIES TRUST


        By:/s/Robert M. Steele        By:/s/ Albert P. Viragh, Jr.
           Robert M. Steele              Albert P. Viragh, Jr.
           Vice President                President


        ATTEST:                       PADCO ADVISORS, INC.


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        By:/s/ Amanda C. Viragh       By:/s/Albert P. Viragh, Jr.
           Amanda C. Viragh              Albert P. Viragh, Jr.
           Secretary                     President


        ATTEST:                       RYDEX ADVISOR VARIABLE
                                       ANNUITY ACCOUNT


        By:/s/ Robert M. Steele       By:/s/ L. Gregory Gloeckner
           Robert M. Steele              L. Gregory Gloeckner
           Vice President                Vice President


        ATTEST:                       RYDEX ADVISOR VARIABLE ANNUITY
                                       ACCOUNT on behalf of the
                                       RYDEX SUBACCOUNTS of RYDEX
                                      ADVISOR VARIABLE ANNUITY
                                      ACCOUNT


        By:/s/ Robert M. Steele       By:/s/ Gregory Gloeckner
           Robert M. Steele              L. Gregory Gloeckner
           Vice President                Vice President


        ATTEST:                       PADCO ADVISORS II, INC.


        By:/s/ Amanda C. Viragh       By:/s/ Albert P. Viragh, Jr.
           Amanda C. Viragh              Albert P. Viragh, Jr.
           Secretary                     President


        ATTEST:                       PADCO SERVICE COMPANY, INC.


        By:/s/ Amanda C. Viragh       By:/s/ Albert P. Viragh, Jr.
           Amanda C. Viragh              Albert P. Viragh, Jr.
           Secretary                     President



        ATTEST:                       PADCO 401(k) & PROFIT
                                      SHARING PLAN


        By:/s/ Robert M. Steele       By:/s/ Albert P. Viragh, Jr.
           Robert M. Steele                    Albert P. Viragh, Jr.
            Vice President                        PADCO Plan Trustee
            PADCO Advisors, Inc.
            PADCO Plan Administrator

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